UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2013

OCLARO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-30684	20-1303994
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

2560 Junction Avenue, San Jose, California 95134

(Address of principal executive offices, zip code)

(408) 383-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Sale of Amplifier Business

As previously announced, on September 12, 2013, Oclaro, Inc. (the “Company”), Oclaro Technology Limited, a company incorporated under the laws of England and Wales (“Oclaro Technologies”) and a wholly-owned subsidiary of the Company, II-VI Incorporated, a Pennsylvania corporation (“II-VI”), and certain of their affiliates entered into an Option Agreement (the “Option Agreement”), whereby the Company and Oclaro Technology granted to II-VI and certain of its affiliates an exclusive option to purchase the Company’s optical amplifier and micro-optics business, consisting of the Company’s amplifier, related subsystems and micro-optics product lines, including intellectual property, inventory and equipment (the “Business”) for $88.0 million in cash.

On October 10, 2013, Oclaro Technologies entered into an Asset Purchase Agreement (the “Purchase Agreement”) with II-VI, whereby Oclaro Technologies will sell to II-VI and certain of its affiliates the Business for $88.6 million in cash (the “Transaction”).

The Transaction was previously approved by the boards of directors of both the Company and II-VI. Consideration for the Transaction, valued at $88.6 million, will consist of $79.6 million in cash upon closing, subject to inventory valuation adjustments at closing and after closing, and $4 million, subject to hold-back by II-VI until December 31, 2014 to address any post-closing claims. In accordance with the Option Agreement, the $5.0 million paid by II-VI has been credited against the $88.6 million purchase price for the Business. The closing of the Transaction is expected on November 1, 2013.

The Company and II-VI expect to enter into certain transition service and manufacturing service agreements to allow the Business to continue operations during the ownership transition.

II-VI and Oclaro each provided customary and reciprocal representations, warranties and covenants in the Purchase Agreement.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is subject to and qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2013.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 8, 2013, Jerry Turin, the chief financial officer of the Company, informed the Company that he intends to resign effective November 8, 2013.

On October 11, 2013, the Compensation Committee of the Board of Directors of the Company approved a retention bonus program (the “Retention Bonus Program”) for certain of the Company’s officers. The retention bonuses will be paid in installments on November 1, 2013, February 1, 2014 and July 1, 2014 so long as the officers remain employed with the Company through the relevant payment dates (subject to certain exceptions). The aggregate amounts of the potential retention payments to the Company’s named executive officers are as follows: Greg Dougherty—$400,000; Terry Unter—$250,000; Jim Haynes—$250,000; and Kate Rundle—$150,000.

As referenced above, a participant in the Retention Bonus Program must be employed by the Company on a payment date in order to receive the corresponding retention bonus installment, unless the Company closes a change in control. If the Company closes a change in control, and subject to the participant’s continued employment as of immediately prior to a change in control, the participant will become fully vested in each as yet unearned retention bonus amount on the closing of the change in control. The Company will pay the participant such amounts in a single lump sum on such closing date.

If a participant in the Retention Bonus Program resigns for any reason, or if the participant’s employment is terminated by the Company with or without cause, or due to death or disability, the participant will have no further rights to vest in and earn any future amounts of the retention bonuses. The retention bonuses will not be included in any bonus calculation under the Company’s Executive Severance and Change of Control agreement. The Retention Bonuses will not offset any severance or other termination payments, if any, that an individual is entitled to receive.

Item 7.01 Regulation FD Disclosure

On October 10, 2013, the Company issued a press release announcing that it entered into the Purchase Agreement. A copy of the Company’s press release announcing the execution of the Purchase Agreement is included herein as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued by the Company on October 10, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.

Date: October 11, 2013	By:	/s/ Greg Dougherty
Greg Dougherty
Chief Executive Officer

EXHIBIT LIST

Exhibit No.	Description

99.1	Press Release issued by the Company on October 10, 2013.